SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2004

VIA NET.WORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29391	84-1412512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

H. Walaardt Sacrestraat 401-403, 1117 BM Schiphol, Amsterdam, The Netherlands
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: +31 205 020000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 1.01.           Entry Into a Material Definitive Agreement.

See Item 2.01. below.

Item 2.01.           Completion of Acquisition or Disposition of Assets.

On 27th September 2004, VIA NET.WORKS, Inc. announced that it has entered into definitive agreements for the sale of 100% of the shares of its VIA-branded operations in the United Kingdom, VIA NET.WORKS UK Ltd., to Claranet Limited, a UK-based Internet Service Provider.  The sale closed on 28 September 2004.  A copy of the joint press release is attached as Exhibit 99.1.

The Transaction

The consideration for the shares of VIA NET.WORKS UK Ltd. is an aggregate sum of £7,285,780, or approximately USD$13,133,700, subject to certain working capital and other adjustments. On the closing date, the purchaser paid £5,285,780 in cash.  The balance was paid into a retention fund, payable as follows:

•                  £1,000,000 in cash 6 months after completion; and

•                  £1,000,000 in cash 12 months after completion.

As a part of the definitive agreements, VIA NET.WORKS Inc. and VIA NET.WORKS UK entered into a transition services agreement, which among other things permits VIA NET.WORKS UK to continue to use the VIA NET.WORKS brand and certain domains and other intellectual property for a period of twelve months.

The Rationale

The sale is VIA’s third significant transaction of 2004, following its acquisitions of the Paris-based European web-hosting Amen Group in January and the continental European operations of PSINet Europe in August. VIA pursued the current sale for three reasons.

1.     VIA's Ability to Compete in UK was Limited by its Cost Structure

VIA NET.WORKS UK’s revenue mix is heavily weighted to access services, such as DSL, leased lines and dial-up connections. The access market in the UK has been subject to significant and ongoing price erosion and competition among established larger and infrastructure-based Internet services providers and telecommunications companies, leading to lower revenues and lower margins.  VIA UK does not have its own access infrastructure, depending instead on reselling the access services of others. As a result, its ability to compete in this market was limited by its cost structure, which was dependent on pricing set by the bigger network providers.

2.     Increases Percentage of Revenue on VIA Platforms.

Earlier this year, VIA announced its plan to focus its product offering on services it can offer on its own scaleable technology platforms, including shared and dedicated hosting and managed security.  Following this transaction, VIA will maintain its presence in the UK through and continue to invest in its Amen brand (www.amenworld.com), which offers low-cost, high-margin web-hosting services to British SMEs. Through this transaction, VIA’s percentage of overall revenues generated by hosting will increase to approximately 35% from approximately 30% on an annualized run rate (using June 30, 2004, unaudited VIA revenues and including on a pro-forma basis the percentage of hosting revenues attributable to PSINet Europe companies acquired as of August 20, 2004, derived from unaudited management accounts).

3.     Improves Cash Position

The transaction contributes to VIA’s cash on hand.  In addition to the £7,285,780 paid or to be payable under the definitive agreements, VIA UK repaid approximately £250,000 of inter-company debt to VIA immediately prior to the sale.

Improved Revenue Mix

Prior to the sale of VIA NET.WORKS UK, which improved VIA’s revenue mix by selling a business unit that derived the majority of revenues from access services, VIA has been increasing its percentage of higher-margin hosting and security related revenue through the purchase of Amen, the continental European operations of PSINet Europe and through an internal refocusing of its products.  The following table illustrates the improvements that VIA is achieving through these actions:

	2004
	Start of Year	Post AMEN Acquisition(1)	Post PSINet Europe Acquisition(2)	Post Sale of VIA UK(3)
Hosting	21%	25%	30%	35%
Other Services	14%	15%	15%	15%
Access	65%	60%	55%	50%

Notes:            (1).      As of February 2004

(2).      Pro forma, based on results as of 30 June 2004

(3).      Pro forma, based on results as of 30 June 2004; includes PSINet Europe data; excludes VIA UK data

Effects of the Transaction on VIA

In the first six months of 2004, VIA NET.WORKS UK generated aggregate revenues of £5,879,000 (approximately $10.7 million).  This figure represented a decline in revenues of 21% compared to the same period in 2003.

As of September 1, 2004, VIA NET.WORKS, Inc. had a total of 600 employees, 70 of which were employed by VIA UK.  The sale of VIA UK will reduce headcount for the consolidated company to 530.

Further indication of the effects of this transaction will be disclosed as part of the guidance update that VIA plans to deliver publicly during October 2004.

Item 9.01.           Financial Statements and Exhibits.

(a)           Not applicable.

(b)                                 Pro forma financial information:  See Exhibit 99.2 hereto.

(c)           Exhibits.

Exhibit No.	Description

2.1*	Agreement dated September 28, 2004, between Via Net.Works Europe Holding B.V., Claranet Limited, Clara.Net Holdings Limited and Via Net.Works, Inc.

99.1	Press release dated September 27, 2004.

99.2	Pro forma financial information.

* Certain schedules to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIA NET.WORKS, INC.
(Registrant)

/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President, General Counsel & Secretary

Date: October 1, 2004

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement dated September 28, 2004, between Via Net.Works Europe Holding B.V., Claranet Limited, Clara.Net Holdings Limited and Via Net.Works, Inc.

99.1	Press release dated September 27, 2004.

99.2	Pro forma financial information.

* Certain schedules to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.